SPAN-AMERICA MEDICAL SYSTEMS, INC.
Post Office Box 5231
Greenville, South Carolina 29606

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

February 14, 2003

TO THE SHAREHOLDERS OF SPAN-AMERICA MEDICAL SYSTEMS, INC.

        Notice is hereby given that the Annual Meeting of Shareholders (the “Annual Meeting”) of Span-America Medical Systems, Inc. (the “Company”), will be held at the Company’s headquarters at 70 Commerce Center, Greenville, South Carolina, on February 14, 2003, at 9:00 a.m., for the purpose of considering and acting upon the following matters:

(1)	the election of three directors; and

(2)	the transaction of such other business as may properly come before the Annual Meeting or any adjournment thereof.

        The Board of Directors has fixed the close of business on December 20, 2002 as the record date for the determination of the shareholders entitled to notice and to vote at the Annual Meeting.

        YOU ARE REQUESTED TO COMPLETE AND SIGN THE ACCOMPANYING PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON. THE PROXY WILL BE RETURNED TO ANY SHAREHOLDER WHO IS PRESENT IN PERSON AND REQUESTS SUCH RETURN.

By Order of the Board of Directors,

/s/ Richard C. Coggins

Richard C. Coggins Secretary
December 31, 2002 Greenville, South Carolina

Please Return the Enclosed Proxy Immediately

SPAN-AMERICA MEDICAL SYSTEMS, INC.
Post Office Box 5231
Greenville, South Carolina 29606
(864) 288-8877

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS
February 14, 2003

Solicitation of Proxies

        This Notice of Annual Meeting, Proxy Statement and Proxy (these “Proxy Materials”) are being furnished to shareholders in connection with the solicitation of proxies by the Board of Directors (“the Board”) of Span-America Medical Systems, Inc. (the “Company”), to be voted at the annual meeting of shareholders (the “Annual Meeting”) to be held at 9:00 a.m. on February 14, 2003 at the Company’s headquarters at 70 Commerce Center, Greenville, South Carolina. The approximate mailing date of these Proxy Materials is January 6, 2003.

Voting at the Annual Meeting

        Shareholders of record at the close of business on December 20, 2002 (the “Record Date”) will be entitled to notice of and to vote at the Annual Meeting. At the close of business on such record date, there were outstanding 2,538,870 shares of the Company’s no par value common stock (the “Common Stock”). The Common Stock is the only class of voting securities of the Company. Holders of shares of Common Stock are entitled to one vote for each share held on the Record Date on all matters presented for action by the shareholders. The presence, either in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock of the Company as of the Record Date is necessary to constitute a quorum at the Annual Meeting. All shares represented by valid proxies received prior to the Annual Meeting and not revoked before they are exercised will be voted in accordance with specifications thereon. If no contrary instructions are indicated, all shares represented by a proxy will be voted FOR the election to the Board of Directors of the nominees described herein, and in the discretion of the proxy holders as to all other matters that may properly come before the Annual Meeting or any adjournment thereof.

        Shares will be tabulated by inspectors of election appointed by the Company, with the aid of the Company’s transfer agent. The inspectors will not be directors or nominees for director. The inspectors shall determine, among other things, the number of shares represented at the Annual Meeting, the existence of a quorum and the validity and effect of proxies, and shall receive votes, ballots or consents, hear and determine all challenges and questions arising in connection with the right to vote, determine the result, and do such acts as are proper to conduct the election and vote with fairness to all shareholders. Directors are elected by a plurality of votes. Abstentions and broker non-votes are each included in the determination of the number of shares present and voting. In connection with the election of directors, abstentions and broker non-votes are not counted for purposes of determining the votes cast for directors.

Revocation of Proxies

        Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by: (i) filing with the secretary of the Company, at or before the Annual Meeting, a written notice of revocation bearing a later date than the proxy; (ii) duly executing a subsequent proxy relating to the same shares and delivering it to the secretary of the Company at or before the Annual Meeting; or (iii) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy). Any written notice revoking a proxy should be sent to: Span-America Medical Systems, Inc., Post Office Box 5231, Greenville, South Carolina 29606, Attention: Secretary.

ELECTION OF DIRECTORS

        The number of the Company’s directors is currently set at nine persons in accordance with the Company’s Articles of Incorporation. As provided in the Company’s Articles of Incorporation, the Board is divided into three classes of directors, with each class being comprised of three persons who serve three-year terms. Accordingly, as set forth below, management has nominated Guy R. Guarch, Thomas D. Henrion, and Douglas E. Kennemore, M.D., to serve as directors under terms which will expire at the earlier of the 2006 annual meeting of shareholders or when their successors are duly elected.

        Unless authority to vote with respect to the election of one or more nominees is “WITHHELD,” it is the intention of the persons named in the accompanying proxy to vote such proxy for the election of the nominees set forth below. All of these nominees are United States citizens. In the event that any of the nominees for director should become unavailable to serve as director, which is not anticipated, the proxy holders named in the accompanying proxy will vote for other persons in their places in accordance with their best judgment. There are no family relationships among the directors and the executive officers of the Company.

        Directors will be elected by a plurality of votes cast at the Annual Meeting. The Company’s Articles of Incorporation provide that cumulative voting is not available in the election of directors.

Information Regarding Nominees for Director and Current Directors

        The following table sets forth the names and ages of the three nominees for director and the directors who are continuing in office, the positions and offices with the Company held by each such person, and the period that each such person has served as a director of the Company.

Name	Age	Position or Office with the Company	Director Since

Nominees for Director with Terms Expiring in 2006
Guy R. Guarch	62	Nominee for Director	n/a
Thomas D. Henrion	60	Director	1996
Douglas E. Kennemore, M.D	70	Director	1975

Continuing Directors with Terms Expiring in 2005
Thomas F. Grady, Jr	60	Director	1975
J. Ernest Lathem, M.D	69	Director	1996
James M. Shoemaker, Jr	70	Director	1992

Continuing Directors with Terms Expiring in 2004
Richard C. Coggins	45	Director, Chief Financial Officer,	1993
		VP - Finance and Secretary
Robert H. Dick	59	Director	1999
James D. Ferguson	45	Director, President and	1998
		Chief Executive Officer

Business Experience of Nominees and Directors

        Mr. Guarch retired in 2001 from C.R. Bard, Inc. where he spent 31 years in various sales, marketing, and management roles. C. R. Bard is a leading developer, manufacturer and marketer of health care products used for vascular, urological and oncological diagnosis and intervention. From 1993 to 2001, Mr. Guarch served as Regional Vice President Corporate Account Management for Bard’s Southeast Region. He worked as President of Bard Venture Division in Boston, MA from 1991 to 1993. From 1988 to 1991, Mr. Guarch worked in London, England, first as Vice President Sales for the Bard Europe Division and later as Managing Director of Bard LTD, UK. Before 1988, Mr. Guarch worked in several sales and marketing roles for Bard’s USCI International Division in Boston, MA, which focused on the design, manufacture and sale of cardiac catheters, urological catheters, and artificial arteries.

        Mr. Henrion is President and owner of Silver Thread Farms, LLC, a thoroughbred breeding farm in La Grange, Kentucky. Prior to his involvement with Silver Thread Farms, Mr. Henrion was Executive-in-Residence at b-Catalyst, Inc. from April of 2001 to May 2002. b-Catalyst is a venture capital firm in Louisville, Kentucky which specializes in providing financing and infrastructure support for start-up companies. From 1999 until March 2001, Mr. Henrion served as President of EquiSource, LLC. EquiSource provided group purchasing and e-commerce services to the equine industry in the United States. The company was purchased by the National Thoroughbred Racing Association (NTRA) in 2001 and was moved to Lexington, Kentucky. Mr. Henrion also served as a consultant to Unified Foodservice Purchasing Co-op, LLC from March 1999 to March 2001. From 1980 to 1999, Mr. Henrion was President, Chief Executive Officer, and Director of FoodService Purchasing Cooperative, Inc. (“FSPC”) in Louisville, Kentucky. FSPC provided equipment, food, packaging items, and financial services to quick-service restaurant operators including KFC, Taco Bell, Dairy Queen, and Pizza Hut. In March 1999, FSPC merged with the purchasing organization of Tricon Global Restaurants, Inc. to form Unified Foodservice Purchasing Co-op. Mr. Henrion also serves as a director for Brinly-Hardy Company, Inc.

        Dr. Kennemore retired in 1999 after 35 years in the private practice of neurosurgery in Greenville, South Carolina.

        Mr. Grady joined Federal Paper Board Company, Inc. (“Federal”) in 1971, serving in various sales and marketing management positions. He served as Vice President of Sales for Federal from 1990 to 1996, when Federal was acquired by International Paper Company. Following the acquisition, Mr. Grady served as Vice President of Sales with International Paper from 1996 until September 2000, when Mr. Grady retired.

        Dr. Lathem retired in 1993 after 28 years in the private practice of urological surgery in Greenville, South Carolina. He is a director of Southern National Corporation and one of its subsidiaries, BB&T of South Carolina. He has also served as a director of several closely held corporations.

        Mr. Shoemaker has been a member of the law firm of Wyche, Burgess, Freeman & Parham, P.A., since 1965 and concentrates his practice in corporate and securities law. Mr. Shoemaker also serves as a director of Palmetto Bancshares, Inc., and Ryan’s Family Steak Houses, Inc.

        Mr. Coggins joined the Company as Controller in 1986. He was elected Treasurer in January 1987, Vice President of Finance in January 1989, and Secretary and Chief Financial Officer in January 1990. He currently serves as the Company’s Chief Financial Officer, Vice President – Finance and Secretary. Mr. Coggins was previously employed by NCNB National Bank in Charlotte, North Carolina from 1984 to 1986, where he served as Commercial Banking Officer and Metropolitan Area Director.

        Mr. Dick has served as president of R. H. Dick & Company, Inc., an investment banking and management consulting firm based in Palm Beach, Florida, since January 1998. From 1996 to early 1998, Mr. Dick was a partner with Boles, Knop & Company, Inc., an investment banking firm in Middleburg, Virginia. Prior to that, Mr. Dick served as President, Chief Executive Officer and Chief Financial Officer of Biomagnetic Therapy Systems, Inc. (1995-1996) and Pharmx, Inc. (1994-1995). Both companies were clients of Boles, Knop & Company. From 1982 until 1994, Mr. Dick served in various executive roles with Codman & Shurtleff, Inc., a subsidiary of Johnson & Johnson and a manufacturer of surgical instruments, implants, equipment, and other surgical products. Mr. Dick’s positions with Codman included Director, Vice President – New Business Development, Vice President – U.S. Sales and Marketing, and Vice President – International. Mr. Dick also serves on the board of Valley Forge Scientific Corporation, which designs and manufactures bipolar electrosurgery equipment.

        Mr. Ferguson joined the Company as Materials Manager in 1990. He was promoted to Plant Manager of the Company’s contract packaging business in 1992, Director of Contract Packaging in 1994, and Vice President of Operations in 1995. Mr. Ferguson was named President and Chief Executive Officer of the Company in 1996. From 1981 to 1990, Mr. Ferguson worked for C.B. Fleet in Lynchburg, Virginia, where he served in various manufacturing management positions, ending as Director of Manufacturing.

Meetings and Committees of the Board of Directors

        During the 2002 fiscal year, the Board of Directors held eight meetings. All directors attended at least 75% of the aggregate of (i) total board meetings and (ii) total meetings of committees on which such director served.

        During fiscal year 2002, the Audit Committee met two times and was comprised of Messrs. Shoemaker, Grady, and Dick. During fiscal 2003, the Company expects to replace Mr. Shoemaker on this committee. The Audit Committee reviews the scope and results of the audit by the independent auditors and the adequacy of the Company’s system of internal accounting controls and procedures, proposes the appointment of the independent auditors subject to approval of the Board and approves the fees paid for services rendered by such auditors.

        The Compensation Committee is comprised of Messrs. Henrion, Grady, Lathem, and Shoemaker. The Compensation Committee met three times during the 2002 fiscal year. The Compensation Committee reviews and approves the remuneration of officers of the Company and reviews the overall compensation programs of the Company. The Compensation Committee’s report is included below under “Board Compensation Committee Report on Executive Compensation.”

        The Board does not have a standing nominating committee. The functions of the nominating committee are performed by the outside directors.

        The Executive Committee is comprised of Messrs. Henrion, Grady, Lathem, and Shoemaker. It met three times during fiscal year 2002. The Executive Committee serves in an advisory capacity to the senior management of the Company.

EXECUTIVE OFFICERS

        The following table sets forth all of the current executive officers of the Company and their respective ages, company positions and offices, and periods during which they have served in such positions and offices. There are no persons who have been selected by the Company to serve as its executive officers who are not set forth in the following table.

Name	Age	Company Offices Currently Held	Company Officer Since

James D. Ferguson	45	President and Chief Executive Officer	1995
Robert E. Ackley	48	Vice President of Custom Products	1995
Richard C. Coggins	45	Vice President of Finance, Secretary and Chief Financial Officer	1987
Erick C. Herlong	32	Director of Operations	2001
James R. O'Reagan	50	Vice President of R&D and Engineering	2001
Clyde A. Shew	45	Vice President of Medical Sales and Marketing	1996
Wanda J. Totton	47	Director of Quality	1995

        The Company’s executive officers are appointed by the Board of Directors and serve at the pleasure of the Board.

Business Experience of Executive Officers

        Mr. Ferguson’s business experience is set forth above under “Business Experience of Nominees and Directors.”

        Mr. Ackley joined the Company as Materials Manager in 1987. He was named Director of Consumer Sales in 1993, Vice President of Marketing in 1995, Vice President of Consumer Sales in 1996, and Vice President of Operations in 1998. Prior to joining the Company, Mr. Ackley worked in various operations management roles for Almay Cosmetics in North Carolina and C.B. Fleet in Virginia.

        Mr. Coggins’ business experience is set forth above under “Business Experience of Nominees and Directors.”

        Mr. Herlong joined Span-America in 1995 as Packaging Engineer. He became Production Manager in 1998 and Plant Manager in 2000. He was named Director of Operations in May 2001. Before joining Span-America, Mr. Herlong worked for Dixie-Narco, a division of Maytag Corporation, for two years in the positions of Technical Services Representative and Materials Management Specialist. Mr. Herlong graduated from Clemson University in 1993 with a B.S. degree in Packaging Science.

        Mr. O’Reagan joined the Company in August 2001 as Vice President of R&D and Engineering. From 1982 until 2001, Mr. O’Reagan worked for C.B. Fleet Company in Lynchburg, Virginia. While at Fleet, he served in various positions including Director of Engineering, Director of Operations, Director of Global Operations Planning and Engineering, and Director of Latin America and Global Manufacturing Planning. Mr. O’Reagan holds B.S. and M.S. degrees in Mechanical Engineering from the University of Virginia.

        Mr. Shew joined the Company as Director of Corporate Accounts in May 1996. He was promoted to Vice President of Medical Sales in October 1996 and Vice President of Medical Sales and Marketing in February 1998. From 1984 to 1996, Mr. Shew worked in various sales and marketing roles for Professional Medical Products, Inc. in Greenwood, South Carolina. His final position there was Director of Corporate Accounts, where he was responsible for contracting with multi-facility health care organizations in the United States.

        Ms. Totton joined the Company in 1987 as Quality Control Manager. She became Production Manager of the Company’s contract packaging business unit in 1990. She was promoted to Director of Quality in 1995 and was named Director of Quality / R&D in 1998. Ms. Totton now serves as Director of Quality, following the addition of a full time Director of R&D and Engineering in August 2001.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The information set forth below is furnished as of the Record Date, with respect to Common Stock owned beneficially or of record by persons known to the Company to be the beneficial owner of more than 5% of the Common Stock as of the Record Date, each of the directors and nominees individually, the named officers included in the compensation table, and all directors and executive officers as a group. Unless otherwise noted, each person has sole voting and investment power with respect to such person’s shares owned. All share amounts in the table include shares which are not outstanding but which are the subject of options exercisable in the 60 days following the Record Date. All percentages are calculated based on the total number of outstanding shares, plus the number of shares for the particular person or group which are not outstanding but which are the subject of options exercisable in the 60 days following the Record Date.

Name and Address of Beneficial Owner	Amount/Nature of Beneficial Ownership		Percent of Class

Beneficial Owners of More Than 5% of the Company's Common Stock

Farnam Street Partners, L.P.	224,791	(1)	8.9%
3033 Excelsior Boulevard, Suite 300
Minneapolis, MN 55426

Douglas E. Kennemore, M.D	209,876	(2)	8.3%
117 Rockingham Rd
Greenville, SC 29607

Dimensional Fund Advisors	168,300	(3)	6.6%
1299 Ocean Avenue, 11th Floor
Santa Monica, CA 90401

DePrince, Race & Zollo, Inc.	165,505	(4)	6.5%
201 S. Orange Avenue, Suite 850
Orlando, FL 32801-3413

Lawrence J. Goldstein	150,432	(5)	5.9%
Santa Monica Partners, LP
1865 Palmer Avenue
Larchmont, NY 10538

Thomas D. Henrion	133,008		5.2%
124 North First Street
Louisville, KY 40202

Directors and Nominees

Richard C. Coggins	55,120	(6)	2.1%
Robert H. Dick	9,000		*
James D. Ferguson	67,701	(7)	2.6%
Thomas F. Grady, Jr	33,595	(8)	1.3%
Guy R. Guarch	0		*
Thomas D. Henrion	133,008		5.2%
Douglas E. Kennemore, M.D	209,876	(2)	8.3%
J. Ernest Lathem, M.D	22,043		*
James M. Shoemaker, Jr	30,000	(2)	1.2%

Named Officers

James D. Ferguson	67,701	(7)	2.6%
Robert E. Ackley	39,888	(9)	1.5%
Richard C. Coggins	55,120	(6)	2.1%
James R. O'Reagan	2,000	(10)	*
Clyde A. Shew	34,500	(11)	1.3%

Directors and Executive Officers as a Group

All Directors and Executive	667,379		24.4%
Officers of the Company as a
Group (14 persons)

(1)	The figure shown as beneficially owned by Farnam Street Partners is based on the Schedule 13 D/A filed on December 2, 2002.

(2)	The shares shown as beneficially owned by Dr. Kennemore and Mr. Shoemaker include, for each, 2,000 shares subject to options which are exercisable within 60 days of the Record Date.

(3)	The figure shown as beneficially owned by Dimensional Fund Advisors is based on the Schedule 13 F-HR filed on October 28, 2002.

(4)	The figure shown as beneficially owned by DePrince, Race & Zollo, Inc. is based on the Schedule 13 F filed on November 8, 2002.

(5)	The figure shown as beneficially owned by Lawrence J. Goldstein of Santa Monica Partners, LP is based on the Schedule 13 D/A filed on July 17, 2002.

(6)	The shares shown as beneficially owned by Mr. Coggins include 39,500 shares subject to options held by Mr. Coggins which are exercisable within 60 days of the Record Date.

(7)	The shares shown as beneficially owned by Mr. Ferguson include 57,700 shares subject to options held by Mr. Ferguson which are exercisable within 60 days of the Record Date.

(8)	The figure shown as beneficially owned by Mr. Grady excludes 7,109 shares owned by his adult children. Mr. Grady disclaims beneficial ownership with respect to these shares. This figure also includes 2,000 shares subject to options held by Mr. Grady which are exercisable within 60 days of the Record Date.

(9)	The shares shown as beneficially owned by Mr. Ackley include 35,000 shares subject to options held by Mr. Ackley which are exercisable within 60 days of the Record Date.

(10)	The shares shown as beneficially owned by Mr. O’Reagan consist entirely of options which are exercisable within 60 days of the Record Date.

(11)	The shares shown as beneficially owned by Mr. Shew include 30,500 shares subject to options held by Mr. Shew which are exercisable within 60 days of the Record Date.

        * Less than one percent.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Summary of Cash and Certain Other Compensation

        The following table shows, for the 2002, 2001, and 2000 fiscal years, the cash compensation paid by the Company, as well as certain other compensation paid or accrued for those years, to the Company’s Chief Executive Officer and to each of the four other most highly compensated officers during fiscal year 2002 (the “Named Officers”).

Summary Compensation Table

Name and Principal Position During Fiscal 2002	Year	Annual Compensation Other Annual Salary($) Bonus($) Compensation($)			Long Term Compensation Awards Securities Underlying Options/ SARs (#)	All Other Compensation ($)

James D. Ferguson	2002	179,401	64,645	(1)	4,000	7,733	(2)
President and CEO	2001	167,014	29,963	(1)	6,000	6,391
	2000	157,560	39,330	(1)	5,000	5,124

Robert E. Ackley	2002	127,500	41,031	(1)	2,000	3,513	(3)
VP of Custom Products	2001	121,417	20,838	(1)	4,000	4,027
	2000	114,667	25,987	(1)	3,000	3,859

Richard C. Coggins	2002	132,533	46,702	(1)	3,000	5,657	(4)
Chief Financial Officer	2001	125,500	21,653	(1)	5,000	5,482
VP of Finance and Secretary	2000	118,583	29,891	(1)	4,000	3,814

James R. O’Reagan	2002	115,000	42,389	(1)	--	3,195	(5)
VP of R&D and Engineering	2001	19,167	20,000	(1)	10,000	21,758
	2000	--	--		--	--

Clyde A. Shew	2002	137,250	45,119	(1)	3,000	5,809	(6)
VP of Medical Sales and Marketing	2001	129,312	27,511	(1)	4,000	5,611
	2000	122,156	30,081	(1)	3,000	4,269
_________________
(1)	Certain amounts may have been expended by the Company, which may have had value as a personal benefit to the Named Officers. However, the total value of such benefits did not exceed the lesser of $50,000 or 10% of the annual salary and bonus for each person.

(2)	This amount is comprised of (i) contributions of $3,323 to the Company’s 401(k) plan by the Company on behalf of Mr. Ferguson to match pre-tax deferral contributions, all of which is vested, (ii) $3,225 in benefits earned under the Company’s 2000 Restricted Stock Plan, and (iii) $1,185 in annual premiums paid by the Company on behalf of Mr. Ferguson for life insurance not generally available to all Company employees.

(3)	This amount is comprised of (i) contributions of $2,521 to the Company’s 401(k) plan by the Company on behalf of Mr. Ackley to match pre-tax deferral contributions, all of which is vested, and (ii) $992 in annual premiums paid by the Company on behalf of Mr. Ackley for life insurance not generally available to all Company employees.

(4)	This amount is comprised of (i) contributions of $3,313 to the Company’s 401(k) plan by the Company on behalf of Mr. Coggins to match pre-tax deferral contributions, all of which is vested, (ii) $1,495 in benefits earned under the Company’s 2000 Restricted Stock Plan, and (iii) $849 in annual premiums paid by the Company on behalf of Mr. Coggins for life insurance not generally available to all Company employees.

(5)	This amount is comprised of (i) contributions of $1,437 to the Company’s 401(k) plan by the Company on behalf of Mr. O’Reagan to match pre-tax deferral contributions, all of which is vested, and (ii) $1,758 in annual premiums paid by the Company on behalf of Mr. O’Reagan for life insurance not generally available to all Company employees. Mr. O’Reagan’s 2001 salary of $19,167 as shown in the table reflects compensation from his hire date of August 1, 2001 through the Company’s fiscal year end on September 29, 2001.

(6)	This amount is comprised of (i) contributions of $3,431 to the Company’s 401(k) plan by the Company on behalf of Mr. Shew to match pre-tax deferral contributions, all of which is vested, (ii) $1,163 in benefits earned under the Company’s 2000 Restricted Stock Plan, and (iii) $1,215 in annual premiums paid by the Company on behalf of Mr. Shew for life insurance not generally available to all Company employees.

Option/SAR Grants in Fiscal Year 2002

        The following stock options were granted during fiscal year 2002 to the Named Officers.

Option/SAR Grants in Last Fiscal Year

Individual Grants
Name	Number of Shares Underlying Options/SARs Granted (#)	Percent of Total Options/SARs Granted to Employees in Fiscal Year		Exercise or Base Price ($/sh)	Market Price on Grant Date (1)	Expiration Date	Potential Realizable Value at Assumed Rates of Stock Price Appreciation for Option Term 0%($) 5%($) 10%($)

James D. Ferguson	4,000	17%		$ 5.55	$ 5.55	02/01/12	0	13,961	35,381

Robert E. Ackley	2,000	9%		$ 5.55	$ 5.55	02/01/12	0	6,981	17,691

Richard C. Coggins	3,000	13%		$ 5.55	$ 5.55	02/01/12	0	10,471	26,536

James R. O'Reagan	--	n/	a	n/a	n/a	n/a	0	0	0

Clyde A. Shew	3,000	13%		$ 5.55	$ 5.55	02/01/12	0	10,471	26,536

(1)	Based on the average of the high and low sales price per share on the grant date.
(2)	The options shown become exercisable at the greater of 1,000 shares per year or 20% of the options granted per year, beginning July 1, 2002. In addition, the Plan contains certain customary conditions for the early expiration of the options.

Option/SAR Exercises and Year-End Values

        The following table sets forth information with respect to the Company’s Named Officers concerning the exercise of options during the 2002 fiscal year and unexercised options held as of the end of the 2002 fiscal year.

Aggregated Option/SAR Exercises in Last Fiscal Year and FY-End Options/SAR Values

Name	Shares Acquired on Exercise (#)	Value Realized($)(1)	Number of Securities Underlying Unexercised Options/SARs at Fiscal Year-End (#) Exercisable Unexercisable		Value of Unexercised In-the-Money Options/SARs at Fiscal Year-End($)(1) Exercisable Unexercisable
James D. Ferguson	0	0	57,700	8,600	$ 102,537	$ 14,910
Robert E. Ackley	2,000	$ 8,970	35,000	3,000	62,849	3,910
Richard C. Coggins	0	0	39,500	6,000	72,409	9,680
James R. O'Reagan	0	0	2,000	8,000	3,700	14,800
Clyde A. Shew	0	0	30,500	4,000	64,391	5,120

(1)	The “value” of any option set forth in the table above is determined by subtracting the amount which must be paid upon exercise of the options from the market value of the underlying Common Stock as of the exercise date or the fiscal year-end date as applicable.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

        Decisions with respect to the compensation of the Company’s Named Officers are made by the four-member Compensation Committee of the Board comprised of Messrs. Henrion, Grady, Lathem, and Shoemaker. Each member of the Compensation Committee is a non-employee director. All decisions by the Compensation Committee relating to the compensation of the Company’s Named Officers are reviewed by the full Board. Set forth below is a report submitted by the Compensation Committee in its capacity as such addressing the Company’s compensation policies for fiscal 2002 with respect to the Named Officers of the Company.

Compensation Committee Report

General Compensation Policies with Respect to Named Officers

        The Compensation Committee does not maintain formal, written executive compensation policies. However, in general, the Committee has structured officer compensation so as to provide competitive levels of compensation that integrate pay with the Company’s annual and long-term performance goals, reward above-average corporate performance, recognize individual initiative, responsibility and achievements, and assist the Company in attracting and retaining qualified executives. The Compensation Committee also endorses the position that stock ownership by management and stock-based performance compensation arrangements are beneficial in aligning management’s and shareholders’ interest in the enhancement of shareholder value.

        The Named Officers’ overall compensation is intended to be consistent with the compensation paid to executives of companies similar in size and character to the Company, provided that the Company’s performance warrants the compensation being paid. In determining the appropriate compensation, the Compensation Committee has utilized a combination of salary, incentive cash compensation, Company stock ownership and benefits. The Compensation Committee has also attempted to maintain an appropriate relationship between the compensation among the Named Officers and their relative levels of responsibility within the Company.

        Compensation paid to the Company’s Named Officers in fiscal year 2002, as reflected in the foregoing compensation tables, consisted of the following elements: base salary, bonus, matching contributions paid with respect to the Company’s 401(k) plan, and certain benefits. Payments under the Company’s 401(k) plan are made to all employees on a non-discriminatory basis.

Relationship of Performance to Executive Compensation

        The Compensation Committee believes that a significant portion of the Named Officers’ compensation should be based on individual and corporate performance. The principal means through which the Company ties compensation to performance is through the Company’s Management Bonus Plan (the “Bonus Plan”). Participants in the Bonus Plan include officers and members of the Company’s senior management team. Pursuant to the Bonus Plan, prior to the beginning of each fiscal year the Board of Directors approves the Company’s operating plan which contains target earnings projections for the coming year. The target earnings projections must provide a reasonable increase over the prior year’s earnings and must be consistent with the Company’s long-term growth goals. The Bonus Plan is structured so that each participant has an opportunity to earn bonuses equal to approximately 25% of his or her base salary if the Company reaches 100% of the target earnings performance. The percentage of salary potentially earned by each participant under the Bonus Plan ranges from 0% if the Company earnings are less than approximately 80% of the target earnings, to approximately 50% if the Company’s earnings exceed approximately 140% of target earnings and if certain predefined individual goals are met. Approximately 40% of certain participant’s bonus earnings is contingent on achievement of these specific individual goals. These individual goals are determined by the chief executive officer and reviewed by the Compensation Committee.

        Options to purchase Company Common Stock are also granted periodically by the Compensation Committee to officers and members of the senior management team. The number of shares granted is based primarily on individual performance and, secondarily, on Company performance relative to the Company’s operating and strategic plans.

Salaries, Cash Bonuses, Stock Option Grants, Incentive Payments

        The 2002 salary levels of the Company’s Named Officers were determined on the anniversary date of the employee’s last performance review and were based generally on the criteria set forth above. Each employee of the Company, including the Named Officers, is assigned a particular job grade level. The job grade level is determined by a quantitative scoring system which considers various factors under the major categories of job demands, knowledge, job content, and level of responsibility. A salary range has been assigned to each job grade level based on input from independent consultants and the Company’s management. The salary levels of the Named Officers were based primarily on individual performance, overall Company performance and achievement of specific individual and corporate goals for the prior fiscal year. The salary levels of the Named Officers must fall within the designated salary ranges for the appropriate job grade level, pursuant to the Company’s salary administration plan.

Compensation of the Chief Executive Officer During Fiscal 2002

        Mr. Ferguson’s compensation is determined by the Compensation Committee using the same factors as those applied to other Company officers as described above.

Other Compensation Plans

        The Company has adopted certain broad-based employee benefit plans in which the chief executive officer and the Named Officers have been permitted to participate. The Company has also adopted certain executive officer life and health insurance plans. The incremental cost to the Company of the chief executive officer’s and Named Officers’ benefits provided under these plans (which is not set forth in any of the tables) totaled less than 10% of their cash compensation in fiscal year 2002. Benefits under these plans generally are not directly or indirectly tied to Company performance.

Submitted by the Compensation Committee

Thomas D. Henrion
Thomas F. Grady, Jr.
J. Ernest Lathem, M.D.
James M. Shoemaker, Jr.

Compensation of Non-employee Directors

        Each director of the Company who is not also an officer of the Company receives an annual fee of 1,000 shares of unregistered Common Stock plus a per diem fee of $1,000 for each Board meeting and committee meeting attended. In addition, each non-officer director receives a fee of $500 for participating in Board or committee meetings held by telephone conference call. The Chairman of the Board receives 2,000 shares of unregistered Common Stock plus the same per diem and conference call fees described above. Including the value on the date of receipt of the Common Stock received in January 2002, no director received more than $26,900 in fiscal 2002 for his services as a director.

        Directors who are also employees of the Company do not receive compensation for their services as directors.

PERFORMANCE GRAPH

        The following graph sets forth the performance of the Company’s Common Stock for the five-year period from September 27, 1997, through September 28, 2002, compared to the Russell 2000 Index and a peer group index. The peer group index was prepared by an unaffiliated third party and is comprised of all exchange-listed companies having the standard industry classification code 3842 (which relates to medical products and supplies). The companies included in the peer group index are shown below. All stock prices reflect the investment of cash dividends.

COMPARISON OF CUMULATIVE TOTAL RETURN
AMONG SPAN-AMERICA MEDICAL SYSTEMS, INC.,
A PEER GROUP, AND THE RUSSELL 2000 INDEX

[CHART OMITTED]

	1997	1998	1999	2000	2001	2002

SIC Code Index	100.00	112.10	114.94	168.54	186.45	213.76
Span-America	100.00	89.21	55.95	66.11	89.59	120.56
Russell 2000 Index	100.00	80.98	95.20	115.92	90.01	80.54

COMPANIES INCLUDED IN PEER GROUP INDEX Standard Industry Classification Code 3842

Align Technology, Inc.	Allied Healthcare Products, Inc.	Alpha Pro Tech, Ltd.
American Medical Systems	ATS Medical, Inc.	Biomet, Inc.
Cardima, Inc.	Cardiogenesis Corporation	Centerpulse, Ltd.
Chad Therapeutics, Inc.	Dexterity Surgical, Inc.	DJ Orthopedics, Inc.
Encore Medical Corp.	Exactech, Inc.	First Aid Direct, Inc.
Guardian Tech. Intnl., Inc.	Hanger Orthopedic Group	Hymedix, Inc.
Inamed Corporation	Intuitive Surgical, Inc.	Invacare Corp.
Lakeland Industries, Inc.	Langer Biomechanics Group	Life Medical Sciences, Inc.
Lifestream Technologies	Mammatech Corporation	Med-Emerg International, Inc.
Medical Action Industries	Mentor Corporation	Microtek Medical Holdings
Mine Safety Appliance Co.	Orthofix International NV	Possis Medical, Inc.
Respironics, Inc.	Sharps Compliance, Inc.	Smith & Nephew PLC ADS
Sonic Innovations, Inc.	Span-America Med. Sys.	Spectrum Labs, Inc.
Steris Corp.	Symphonix Devices, Inc.	Synovis Life Technologies
Vital Images, Inc.	Wilshire Technologies	Wright Medical Group
Zimmer Holdings, Inc.

CERTAIN TRANSACTIONS

        The law firm of Wyche, Burgess, Freeman & Parham, P.A., whose members include Mr. Shoemaker, a director of the Company, serves as general counsel to the Company. Fees paid to this law firm by the Company were less than one percent of the law firm’s gross revenues during the firm’s last fiscal year. The Company believes that the terms of its relationship with the law firm are at least as favorable as could be obtained from a third party.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors, executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities to file with the Securities and Exchange Commission (the “SEC”) initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Executive officers, directors and greater than 10% shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. To the Company’s knowledge, based on a review of the copies of such reports furnished to the Company and representations that no other reports were required during the 2002 fiscal year, all Section 16(a) filing requirements applicable to its executive officers, directors and greater than 10% beneficial owners were met.

AUDIT COMMITTEE INFORMATION

        The Board of Directors adopted a written Audit Committee Charter on June 7, 2000. A copy of the Charter was included as Appendix A to the Company’s Proxy Statement for the annual meeting held on February 1, 2001. The Committee is comprised of three non-employee directors, all of whom are independent as defined in Rule 4200(a)(15) of the National Association of Securities Dealers’ listing standards.

        In carrying out its responsibilities, the Committee has done the following:

o	Reviewed and discussed the audited financial statements for the year ended September 28, 2002, with the Company’s management and independent auditors.

o	Discussed with the independent auditors the matters required to be discussed by the Statement on Auditing Standards No. 61, Communication with Audit Committees.

o	Received from the independent auditors written disclosures regarding auditor independence and the letter required by Independence Standards Board Standard No. 1, Independence Discussion with Audit Committees, and discussed with the auditors their independence from the Company and its management.

        Based on the review and discussions described above, the Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended September 28, 2002, for filing with the Securities and Exchange Commission.

        All members of the Audit Committee concur in this report.

James M. Shoemaker, Jr. (Chairman)
Robert H. Dick
Thomas F. Grady, Jr.

APPOINTMENT OF INDEPENDENT AUDITORS

        The Board of Directors has selected Elliott Davis, LLC as the independent certified public accountants for the Company for its 2003 fiscal year. Representatives of Elliott Davis, LLC will be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders. Elliott Davis, LLC became the Company’s independent auditors and tax advisors in fiscal year 2000. Neither the firm nor any of its members has any relation with the Company except in the firm’s capacity as auditors and tax advisors.

Audit Fees

        The aggregate fees billed for professional services rendered for the audit of the Company’s annual financial statements for fiscal year 2002 and the reviews of the financial statements included in the Company’s Forms 10-Q for that fiscal year were $40,500.

Financial Information Systems Design and Implementation Fees

        There were no fees billed for professional services described in Paragraph (c)(4)(ii) of Rule 2-01 of Regulation S-X rendered by Elliott Davis, LLC for the most recent fiscal year.

All Other Fees

        The aggregate fees billed for professional services rendered by Elliott Davis, LLC, other than for the services described above under “Audit Fees” and “Financial Information Systems Design and Implementation Fees,” for fiscal year 2002 were $15,700. These “Other Fees” are primarily related to the audit of the Company’s employee benefit plans and preparation of the Company’s federal and state income tax returns.

        The Audit Committee has considered whether the provision of any services described above under “Financial Information Systems Design and Implementation Fees” and “All Other Fees” is compatible with maintaining Elliott Davis, LLC’s independence.

SHAREHOLDER PROPOSALS

        Proposals by shareholders for consideration at the 2004 Annual Meeting of Shareholders must be received at the Company’s offices at 70 Commerce Center, Greenville, South Carolina 29615 no later than September 3, 2003, if any such proposal is to be eligible for inclusion in the Company’s proxy materials for its 2004 Annual Meeting of Shareholders. Under the regulations of the Securities and Exchange Commission, the Company is not required to include shareholder proposals in its proxy materials unless certain other conditions specified in those regulations are satisfied.

        Shareholder proposals to be brought before the 2004 Annual Meeting of Shareholders must be submitted to the Company in proper written form and must be received by the Secretary of the Company at the above address no later than the close of business on December 3, 2003 and no earlier than the close of business on November 1, 2003, if any such proposals are to be eligible to be brought up and considered at the annual meeting.

PROXY SOLICITATION

Cost of Solicitation

        The Company will bear the cost of this proxy solicitation, including the cost of preparing, handling, printing and mailing these Proxy Materials. Employees and officers will be reimbursed for the actual out-of-pocket expenses incurred in connection with the solicitation. Proxies will be solicited principally by mail but may also be solicited by telephone or through personal solicitation conducted by regular employees of the Company without additional compensation. The Company has also engaged Corporate Communications, Inc., in Nashville, Tennessee, to assist in investor relations activities, including distributing shareholder information and contacting brokerage houses, custodians, nominees and fiduciaries, for a fee of approximately $5,000 plus reimbursement of reasonable out-of-pocket expenses.

Banks, Brokers and Other Custodians

        Banks, brokers and other custodians are requested to forward proxy solicitation materials to their customers where appropriate, and the Company will reimburse such banks, brokers and custodians for their reasonable out-of-pocket expenses in sending the Proxy Materials to beneficial owners of Common Stock.

FINANCIAL INFORMATION

        The Company’s 2002 Annual Report containing financial statements reflecting the financial position and results of operations of the Company for the fiscal year ended September 28, 2002, is being mailed to shareholders with these Proxy Materials. The Company will also provide without charge to any shareholder of record as of December 20, 2002, who so requests in writing, a copy of the Company’s Annual Report on Form 10-K (without exhibits) for the year ended September 28, 2002, filed with the Securities and Exchange Commission. Any such request should be directed to Span-America Medical Systems, Inc., P.O. Box 5231, Greenville, South Carolina 29606 Attention: Richard C. Coggins.

OTHER MATTERS

        Management of the Company is not aware of any other matter to be brought before the Annual Meeting. If other matters are duly presented for action, it is the intention of the persons named in the enclosed proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

/s/ Richard C. Coggins

Richard C. Coggins
Secretary

December 31, 2002
Greenville, South Carolina

APPENDIX A

PROXY

SPAN-AMERICA MEDICAL SYSTEMS, INC.
Annual Meeting, February 14, 2003
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned shareholder of Span-America Medical Systems, Inc. (the “Company”), hereby revoking all previous proxies, hereby appoints JAMES M. SHOEMAKER, JR. and JAMES D. FERGUSON, and each of them, the attorney of the undersigned with power of substitution, to vote all stock of the Company standing in the name of the undersigned upon all matters at the Company’s Annual Meeting to be held at the Company’s headquarters at 70 Commerce Center, Greenville, South Carolina, on Friday, February 14, 2003, at 9:00 a.m. and at any adjournments thereof, with all powers the undersigned would possess if personally present, and without limiting the general authorization and power hereby given, directs said attorneys or either of them to cast the undersigned’s vote as specified on the reverse side.

(Continued and to be signed on the reverse side)

ANNUAL MEETING OF SHAREHOLDERS OF
SPAN-AMERICA MEDICAL SYSTEMS, INC.

February 14, 2003

Please date, sign and mail your proxy card in the envelope provided as soon as possible.	COMPANY NAME ACCOUNT NUMBER NUMBER OF SHARES

Please detach and mail in the envelope provided.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE NOMINEES LISTED IN ITEM 1. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE    ×

1.     Election of Directors as set forth in the accompanying Proxy Statement (except as marked to the contrary below).

NOMINEES
__	FOR ALL NOMINEES	__	Guy R. Guarch
		__	Thomas D. Henrion
__	WITHHOLD AUTHORITY	__	Douglas E. Kennemore, M.D.
FOR ALL NOMINEES

__	FOR ALL EXCEPT
(See instructions below)

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" AND FILL IN THE CIRCLE NEXT TO EACH NOMINEE YOU WISH TO WITHHOLD AS SHOWN HERE __

2.     At their discretion upon such matters as may properly come before the meeting.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF SPAN-AMERICA MEDICAL SYSTEMS, INC. IF NOT OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED IN FAVOR OF THE NOMINEES LISTED IN ITEM 1.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

Signature of Shareholder: _____________________________ Date: ________________
Signature of Shareholder: _____________________________ Date: ________________

NOTE: This proxy must be signed exactly as the name appears hereon. When shares are held jointly, each holder should sign. If the signer is a corporation, please sign full corporate name by duly authorized officer giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.